Exhibit 99.1

Date: May 24, 2024

From: Peter Rawlinson

To: Lucid All

Subject: Important Lucid Announcement

Team,

Today, we are announcing a reduction to our US employee and contract workforce, impacting employees at all levels, including leadership and mid-level management. The reduction in force will not impact our hourly manufacturing and logistics workforce.

Letting go of our talented team members is difficult and a decision we did not take lightly. We are thankful to everyone who has helped Lucid at every step of our journey. Accordingly, we have extended severance and health benefits to the impacted employees, and we are offering them outplacement services. Please provide empathy and support to colleagues beginning their search for new employment.

I’m confident Lucid will deliver the world’s best SUV and dramatically expand our total addressable market, but we aren’t generating revenue from the program yet. As always we must remain vigilant about costs. We are optimizing our resources in a way we believe will best position the company for future success and growth opportunities as we focus on achieving our ambitious goals.

We appreciate that we are asking more of everyone at Lucid today. As such, we want all employees, from longstanding team members to new colleagues who will join us in the next phase of Lucid’s evolution, to focus relentlessly on the three factors that will determine our success as a business:

•     Sell Lucid Air sedans: Despite slowing sales in the broader EV segment, we achieved an all-time delivery record last quarter and have seen that momentum continue into Q2. We must continue accelerating new customer acquisition and expanding awareness for our flagship vehicle.

•     Stay on track for the Gravity SUV program to start production at the end of 2024 and our midsize program in late 2026. I expect that our SUV and our midsized vehicles will be the best in their segments, and the journey to production will be thrilling.

•     Be responsible with our resources: While our funding will get us to the next phase of our business, we must continue to exercise strong cost discipline, a message reiterated in our recent earnings call.

I want to stress that the future is bright at Lucid. We are making the world’s most advanced electric vehicles. Our superior technology, design, and performance continue to be embraced by consumers and awarded by industry critics. I can’t think of any other company that has gotten this far this fast, and we continue to innovate for the future.

Today’s decision is about positioning us for future growth. I’m proud of the work this team is accomplishing and am confident that we will only continue to grow stronger. I will address this topic more during a town hall meeting later this morning.

Regards,

Peter